EXHIBIT 99.1

FOR IMMEDIATE RELEASE                   CONTACT:  Mark Kimball (763) 551-7070
                                                  Select Comfort Corporation
                                                  mark.kimball@selectcomfort.com


                            SELECT COMFORT ANNOUNCES
                            STOCK REPURCHASE PROGRAM

MINNEAPOLIS,  MINN.  (August 12,  2004) - Select  Comfort  Corporation  (NASDAQ:
SCSS), the nation's leading bed retailer and creator of the SLEEP NUMBER(R) bed , announced today that its board of directors has increased its stock repurchase program by $10 million, bringing the company's total current repurchase authorization to approximately $25 million.

The incremental stock repurchase program authorized by Select Comfort's board of directors today will be effective three days following this announcement. As of August 10, 2004, the company had repurchased $14.6 million of stock under its stock repurchase program.

ABOUT SELECT COMFORT
Founded  in  1987,  Select  Comfort  Corporation  is the  nation's  leading  bed retailer(1), holding 26 U.S. issued or pending patents for its personalized sleep products. The company designs, manufactures and markets a line of adjustable-firmness mattresses featuring air-chamber technology, branded the Sleep Number(R) bed, as well as foundations and sleep accessories. Select Comfort's products are sold through its 361 retail stores located nationwide, including 13 leased departments in Bed Bath & Beyond stores; through selected bedding retailers; through its national direct marketing operations; and on the Internet at www.selectcomfort.com.
                                      # # #
(1)     TOP 25 BEDDING RETAILERS, FURNITURE TODAY, MAY 24, 2004

    Statements used in this press release that relate to future plans, events, financial results or performance are forward-looking statements that are subject to certain risks and uncertainties including, among others, such factors as general and industry economic trends, uncertainties arising from global events, consumer confidence, effectiveness of our advertising and promotional efforts, our ability to secure suitable retail locations, our ability to attract and retain qualified sales professionals and other key employees, consumer acceptance of our products and product innovation, our ability to continue to expand and improve our product line, industry competition, warranty expenses,

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California wage and hour  litigation,  our dependence on significant  suppliers, and  the  vulnerability  of  any  suppliers  to  recessionary  pressures,  labor
negotiations,   liquidity  concerns  or  other  factors,  increasing  government regulations, including possible new flammability standards for the bedding industry, as well as the risk factors listed from time to time in the company's filings with the SEC, including the company's Annual Report on Form 10-K and other periodic reports filed with the SEC.

    The company has no obligation to publicly update or revise any of the forward-looking statements that may be in this news release.

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